Exhibit 99.1
STONE ENERGY CORPORATION
Announces Update of Impact of Hurricane Katrina
LAFAYETTE, LA. September 1, 2005
     Stone Energy Corporation (NYSE: SGY) today provided an update of the impact of Hurricane Katrina. A flyover of all company and certain outside operated properties has been completed and based on this initial assessment, all facilities and infrastructure remain intact. In general, the initial inspections indicate that some minor property damage has occurred. Repairs are ongoing as Stone made advance purchases of railing and grating upon arrival of the hurricane into the eastern Gulf of Mexico. Additionally, all drilling rigs which are currently being utilized, and those contracted by Stone for future work, sustained little or no damage. As a result, the remainder of Stone’s drilling program for 2005 should experience delays of only two to three weeks.
     Stone has deployed personnel back to the majority of its Gulf of Mexico properties and has begun restoring production. Of the approximate 240 million cubic feet of natural gas equivalent shut-in as a result of Hurricane Katrina, approximately 90 million cubic feet is back on line. Stone continues to add production back on line daily. Factors beyond Stone’s control may affect the restoration of full production. These factors include the condition of pipelines and gas processing plants operated by third parties. Stone’s current average daily rate of production, including Rocky Mountain and Williston Basin production, is approximately 115 million cubic feet of gas equivalent.
     Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploration, development, operation and production of oil and gas properties located in the conventional shelf of the Gulf of Mexico (GOM), deep shelf of the GOM, deep water of the GOM, Rocky Mountain basins and the Williston Basin. For additional information, please contact Kenneth H. Beer, Senior Vice President and Chief Financial Officer, at 337-521-2210-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.
     Certain statements in this press release are forward-looking and are based upon Stone Energy’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone Energy plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results, are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone Energy’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone Energy’s actual results and plans could differ materially from those expressed in the forward-looking statements.